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 (02-02) CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
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--------                                            OMB Number:      3235-0104
 FORM 3                                             Expires:  January 31, 2005
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
     Hirsch, Herbert B.                       (Month/Day/Year)              Silverleaf Resorts, Inc.            (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)          May 15, 2002               5. Relationship of Reporting        -----------------------
     64 Hurdle Fence Dr.                   ----------------------------     Person(s) to Issuer              7. Individual or Joint/
----------------------------------------   3. I.R.S. Identification         (Check all applicable)              Group Filing (Check
             (Street)                         Number of Reporting          X   Director       10% Owner         Applicable Line)
                                              Person, if an entity       -----           -----                      Form filed by
      Avon, CT 06001                          (voluntary)                      Officer        Other (specify    --- One Reporting
--------------------------------------                                   -----           -----      below)          Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                                                                --- More than One
                                                                         ------------------------------             Reporting Person
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                                       TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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None
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                                        TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  2. Date Exercisable     3. Title and Amount of      4. Conversion    5. Ownership    6. Nature of Indirect
   Security (Instr. 4)     and Expiration          Securities Underlying       or Exercise      Form of         Beneficial Ownership
                           Date                    Derivative Security         Price of         Derivative      (Instr. 5)
                           (Month/Day/Year)        (Instr. 4)                  Derivative       Security:
                        -------------------------------------------------      Security         Direct (D) or
                                                                Amount or                       Indirect (I)
                        Date         Expiration                 Number                          (Instr. 5)
                        Exercisable  Date          Title        of Shares
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Non-Qualified Stock         *        5-16-12      Common         115,000                        D
Options                                           Stock, $.01
                                                  par value
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

* From March 16, 2003 to and including March 15, 2004, 38,333 shares;
from March 16, 2004, to and including March 15, 2005, an additional 38,333 shares;
from March 16, 2005, 38,334 additional shares.


                                                                               /s/ Herbert B. Hirsch                      5-17-2002
                                                                              -------------------------------           ------------
                                                                              **Signature of Reporting Person               Date

   *  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

  **  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
      See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      See Instruction 6 for procedure.